Exhibit 99.1

CurAegis Technologies, Inc.

CEO Report

August 7, 2018

Dear CurAegis Technologies Shareholders,

This is a short CEO update for CurAegis Technologies, Inc. as of August 7, 2018.

CURA System:

As you know, our CURA System was soft launched in May. It had some bugs, most of which are now fixed and our system is running well. One of our users actually said “The CURA system has literally changed my life”. Although we have launched a consumer effort we do not expect any significant results for some time. As we have previously said, Business, Government and large organizations are our main potential customers.

We have a significant number of sales opportunities with active or scheduled trials across our market verticals as well as strong interest from many more interested parties. We have not yet established what our sales cycles are going to be, but we hope to see some major commitments in the next 90 days.

Aegis Pump:

Our pump testing is going well and we believe we will be well prepared for our overseas testing with a major hydraulics manufacturer. Our initial schedule was for the last week of August, but because of the Labor Day holiday scheduling is likely to be shifted to early September. We expect to have a date certain by mid-August.

Corporate Matters:

Our fundraising is going well and if we raise the additional $1.5 million the board has approved to raise, we should be good into the first quarter of 2019 even if no other revenue is received.

With both our products now working we are very hopeful that the future will be successful.

Again, thank you for your patience and confidence in CurAegis.

Richard A. Kaplan

Chief Executive Officer

CurAegis Technologies, Inc.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis’ businesses. More detailed information about these factors may be found in filings by CurAegis with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. CurAegis is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System consists of real-time alertness monitoring utilizing the CURA app, the Group Wellness Index, and the Z-Coach wellness program and (ii) the Aegis hydraulic pump. The CURA System measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, the goal of which to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100